SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

Cheviot Financial Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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March 16, 2011

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Cheviot Financial Corp. The Annual Meeting will be held at Cheviot Savings Bank, 3723 Glenmore Avenue, Cheviot, Ohio 45211 at 3:00 p.m. (Eastern Daylight Savings Time) on April 26, 2011.

The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted.

We are furnishing proxy materials to our shareholders over the Internet. You may read, print and download our 2010 Annual Report to Shareholders and our Proxy Statement at www.cfpproxy.com/5556.  On March 16, 2011, we mailed our shareholders a notice containing instructions on how to access these materials and how to vote their shares online. The notice provides instructions on how you can request a paper copy of these materials by mail, by telephone or by email.  If you requested your materials via email, the email contains voting instructions and links to the materials on the Internet.

You may vote your shares by Internet, by telephone, by regular mail or in person at the Annual Meeting. Instructions regarding the various methods of voting are contained on the notice card.

The Annual Meeting is being held so that shareholders will be given an opportunity to elect directors and ratify the selection of Clark, Schaefer, Hackett & Co. as our independent registered public accounting firm.

The Board of Directors has determined that the matters to be considered at the Annual Meeting are in the best interest of Cheviot Financial Corp. and its shareholders.  For the reasons set forth in the proxy statement, the Board of Directors unanimously recommends a vote “FOR” the proposals presented at the Annual Meeting.

On behalf of the Board of Directors, we urge you to vote your shares as soon as possible even if you currently plan to attend the Annual Meeting.  Your vote is important regardless of the number of shares that you own.  Voting by proxy will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the meeting.

Sincerely,

/s/ Thomas J. Linneman
Thomas J. Linneman
President and Chief Executive Officer

Cheviot Financial Corp.
3723 Glenmore Avenue
Cheviot, Ohio 45211

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On April 26, 2011

To Our Shareholders:

The Annual Meeting of Shareholders of Cheviot Financial Corp. will be held on Tuesday, April 26, 2011, at 3:00 p.m. Eastern Daylight Savings Time at Cheviot Savings Bank, 3723 Glenmore Avenue, Cheviot, Ohio 45211, for the following purposes:

1.     To elect two directors each to serve a three-year term;

2.	To ratify the selection of Clark, Schaefer, Hackett & Co. as Cheviot Financial Corp.’s independent registered public accounting firm; and

to consider any other matters that may properly come before the meeting or any adjournments or postponements of the meeting.

The Board of Directors has established the close of business on March 2, 2011 as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. Only shareholders of record at the close of business on the record date are entitled to vote on matters to be presented at the Annual Meeting.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING.  SHAREHOLDERS HAVE A CHOICE OF VOTING BY PROXY CARD, TELEPHONE OR THE INTERNET, AS DESCRIBED ON YOUR NOTICE CARD. CHECK YOUR NOTICE CARD OR THE INFORMATION FORWARDED BY YOUR BROKER, BANK OR OTHER HOLDER OF RECORD TO SEE WHICH OPTIONS ARE AVAILABLE TO YOU.  ANY STOCKHOLDER PRESENT AT THE ANNUAL MEETING MAY WITHDRAW HIS OR HER PROXY AND VOTE PERSONALLY ON ANY MATTER PROPERLY BROUGHT BEFORE THE ANNUAL MEETING.

By Order of the Board of Directors

/s/ James E. Williamson
Executive Secretary

Cheviot, Ohio
March 16, 2011

PROXY STATEMENT
of
CHEVIOT FINANCIAL CORP.
3723 Glenmore Avenue
Cheviot, Ohio 45211

ANNUAL MEETING OF SHAREHOLDERS
April 26, 2011

We are providing this Proxy Statement to the shareholders of Cheviot Financial Corp. in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders.  The Annual Meeting will be held on Tuesday, April 26, 2011, at 3:00 p.m. Eastern Daylight Savings Time at Cheviot Savings Bank, 3723 Glenmore Avenue, Cheviot, Ohio 45211. The Notice of Annual Meeting of Shareholders, this Proxy Statement, the accompanying proxy card, and our Annual Report to Shareholders for the year ended December 31, 2010 are first being made available for shareholders on or about March 16, 2011 to our shareholders of record on March 2, 2011.

VOTING AND REVOCATION OF PROXIES

We are making our proxy materials available to our shareholders on the Internet. You may read, print and download our 2010 Annual Report to Shareholders and our Proxy Statement at www.cfpproxy.com/5556.  On March 16, 2011, we mailed a notice to stockholders containing instructions on how to access our proxy materials and vote online. On an ongoing basis, shareholders may request to receive proxy materials in printed form by mail or electronically by email.

As to the election of directors, a shareholder may vote “FOR” the election of the nominees proposed by the Board of Directors, or to “WITHHOLD AUTHORITY” to vote for the nominees being proposed.  The proposal shall be determined by a plurality of the votes cast, without regard to broker- non-votes.

As to the ratification of our independent registered public accounting firm, by checking the appropriate box a shareholder may: (i) vote “FOR” the item; (ii) vote “AGAINST” the item; or (iii) “ABSTAIN” from voting on such item.  This proposal shall be determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “ABSTAIN.”

The Board of Directors will designate an inspector of elections.

You may revoke your proxy at any time before it is exercised by (i) executing and delivering a later dated proxy to the President of Cheviot Financial Corp. prior to the Annual Meeting, (ii) delivering written notice of revocation of the proxy to the President of Cheviot Financial Corp. prior to the Annual Meeting, (iii) using the Internet or telephone voting options explained in the notice or (iv) attending and voting in person at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy. Proxies will be voted as instructed by the shareholder or shareholders granting the proxy. Unless contrary instructions are specified, if the proxy is executed and returned (and not revoked) prior to the Annual Meeting, the shares of common stock, $0.01 par value per share, represented thereby will be voted: (1) FOR the election of the directors nominated for election to the Board of Directors and; (2) FOR the ratification of the selection of our independent registered public accounting firm for 2011; and (3) in accordance with the best judgment of the named proxies on any other matters properly brought before the Annual Meeting.

We are the parent company of Cheviot Savings Bank.  We are the majority-owned subsidiary of Cheviot Mutual Holding Company. Since Cheviot Mutual Holding Company owns 61.5% of our outstanding shares of common stock, the votes cast by Cheviot Mutual Holding Company will be determinative in the voting on each of the proposals to be considered by shareholders.

The presence, in person or by proxy, of holders of a majority of the outstanding shares of common stock is required to constitute a quorum for the transaction of business at the Annual Meeting.  Broker non-votes are  considered represented at the annual meeting for purposes of quorum, but are not entitled to vote on the matter.  Proxies and ballots will be received and tabulated by The Registrar and Transfer Company, our transfer agent for the Annual Meeting.

As of the record date, we had 8,864,908 shares of common stock issued and outstanding of which Cheviot Mutual Holding Company owns 5,455,313 shares.  Each holder of shares of our common stock outstanding will be entitled to one vote for each share held of record.

We will bear the expense of preparing, printing and distributing this Proxy Statement and the proxies solicited hereby. Proxies will be solicited by Internet, by telephone or by mail and may also be solicited by our directors, officers and other employees, without additional remuneration, in person or by telephone or facsimile transmission. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of common stock as of the record date and will reimburse such persons for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy will help to avoid additional expense.

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of common stock as of the record date by (i) each beneficial owner of more than five percent (5%) of such outstanding stock, (ii) each director, each executive officer and the Cheviot Financial Corp. Employee Stock Ownership Plan, and (iii) all of our directors and executive officers as a group. Except as otherwise noted, the beneficial owners, directors and executive officers listed have sole voting and investment power with respect to shares beneficially owned by them.  Except as described in the footnotes below, none of the shares beneficially owned by directors, executive officers or nominees to the Board of Directors have been pledged as security or collateral for any loans.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class(2)

Cheviot Mutual Holding Company	5,455,313		61.54%
Cheviot Financial Corp. Employee Stock Ownership Plan	357,075	(3)	4.03%
Steven R. Hausfeld	23,855	(4)	*
Edward L. Kleemeier	42,653	(5)	*
Thomas J. Linneman	192,975	(6)	2.18%
John T. Smith	47,025	(7)	*
Robert L. Thomas	41,425	(8)	*
James E. Williamson	39,629	(9)	*
Deborah A. Fischer	54,636	(10)	*
Kevin M. Kappa	113,312	(11)	1.28%
Jeffrey J. Lenzer	101,753	(12)	1.15%
Scott T. Smith	94,983	(13)	1.07%
All Directors and Executive Officers as a Group (10 persons)	752,246	(14)	8.49%

*	Indicates beneficial ownership of less than 1%.
(1)	The address of all persons listed is: c/o Cheviot Financial Corp., 3723 Glenmore Avenue, Cheviot, Ohio 45211.
(2)	Based on 8,864,908 shares of common stock outstanding on March 2, 2011.
(3)
These shares are held in a suspense account and are allocated among participants annually on the basis of compensation as the employee stock ownership plan debt is repaid. As of the record date, 249,953 shares have been allocated to employee stock ownership plan participants. Messrs. Thomas J. Linneman and Scott T. Smith have been appointed to serve as employee stock ownership plan administrators for the employee stock ownership plan. First Bankers Trust is the employee stock ownership plan trustee. The Employee Stock Ownership Plan Committee directs the vote of all unallocated shares and shares allocated to participants if timely voting directions are not received for such shares. Messrs. Linneman and Smith disclaim beneficial ownership for share voted by the Employee Stock Ownership Plan Committee.

(4)
These shares include 200 shares as to which Mr. Hausfeld has shared voting and investment power.  Includes 4,275 shares of restricted stock and options to acquire 13,380 shares which were exercisable within 60 days of the record date.

(5)
These shares include 1,428 shares owned by jointly Mr. Kleemeier’s spouse and a third person for which he does not have voting or investment power and disclaims beneficial ownership.  Includes 8,925 shares of restricted stock and options to acquire 22,300 shares which were exercisable within 60 days of the record date.

(6)
These shares include 12,500 shares owned by Mr. Linneman’s spouse for which he does not have voting or investment power and as to which he disclaims beneficial ownership, and 23,350 employee stock ownership plan shares over which Mr. Linneman has shared voting power, but no investment power.  In addition, includes 44,625 shares of restricted stock and options to acquire 100,000 shares which are exercisable within 60 days of the record date.

(7)
These shares include 2,500 shares of common stock owned by Mr. Smith’s spouse for which he does not have voting or investment power and as to which he disclaims beneficial ownership. Includes 8,925 shares of restricted stock and options to acquire 22,300 shares of common stock which were exercisable within 60 days of the record date.

(8)	Includes 8,925 shares of restricted stock and options to acquire 22,300 shares of common stock which were exercisable within 60 days of the record date.
(9)
These shares include 877 shares of common stock owned by Mr. Williamson’s spouse for which he does not have voting or investment power.  Includes 8,925 shares of restricted stock and options to acquire 22,300 shares of common stock which were exercisable within 60 days of the record date.

(10)
These shares include 5,567 shares owned by Mrs. Fischer’s spouse for which she does not have voting or investment power and as to which she disclaims beneficial ownership and 11,680 shares of common stock allocated to Mrs. Fischer’s account under the Cheviot Savings Bank 401(k) Retirement Savings Plan and 10,039 employee stock ownership plan shares.  Includes 5,350 shares of restricted stock and options to acquire 12,000 shares which are exercisable within 60 days of the record date.

(11)
These shares include 8,385 shares of common stock owned by Mr. Kappa’s spouse for which he does not have voting or investment power and as to which he disclaims beneficial ownership and 3,278 shares of common stock allocated to Mr. Kappa’s account under the Cheviot Savings Bank 401(k) Retirement Savings Plan and 13,838 employee stock ownership plan shares.  Includes 19,951 shares of restricted stock and options to acquire 58,000 shares which are exercisable within 60 days of the record date.

(12)
These shares include 4,402 shares of common stock owned by Mr. Lenzer’s spouse for which he does not have voting or investment power and as to which he disclaims beneficial ownership and 14,953 employee stock ownership plan shares.  Includes 17,496 shares of restricted stock and options to acquire 60,500 shares which are exercisable within 60 days of the record date. Mr. Lenzer has pledged 10,594 shares as security for a loan.

(13)
These shares include 11,750 shares of common stock owned by Mr. Smith’s spouse for which he does not have voting or investment power, 1,500 shares owned by Mr. Smith’s children and 12,133 employee stock ownership plan shares.  Includes 17,850 shares of restricted stock and options to acquire 40,000 shares which are exercisable within 60 days of the record date.

(14)
These shares include shares of common stock held directly as well as by spouses or minor children, in trust and other indirect ownership. In the aggregate, our directors and executive officers disclaim beneficial ownership of and do not have voting or investment power for 49,109 of the shares.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our charter requires that the Board of Directors be divided into three classes, as nearly equal in number as possible, each class to serve for a three-year period, with approximately one-third of the directors elected each year. The Board of Directors currently consists of six members. Two directors will be elected at the Annual Meeting, each to serve for a three-year term expiring in 2014 and until their successors have been elected and qualified.

The Board has nominated John T. Smith and Robert L. Thomas, each of whom is a current director, each to serve until the 2014 Annual Meeting of Shareholders. Information regarding the business experience of each nominee as well as each of the other directors is provided below.

Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the election of Messrs. Smith and Thomas to the Board of Directors. The nominees have consented to serve as our directors if elected. If, at the time of the Annual Meeting, any of the nominees is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the Board of Directors. The Board of Directors has no reason to believe any of the nominees will be unable or will decline to serve as a director.

Each director, including the director nominees, who was a director of Cheviot Savings Bank as of January 5, 2004, the date Cheviot Savings Bank reorganized into the mutual holding company structure continued to serve as a director of Cheviot Savings Bank and became a director of each of Cheviot Financial Corp. and Cheviot Mutual Holding Company, other than Mr. Hausfeld, who was elected to the Board in July 2005.

Director Nominees

(Terms expire at the 2011 Annual Meeting of Shareholders)

John T. Smith, 66, is the Secretary/Treasurer of Hawkstone Associates, Inc. dba Triumph Energy Corp., a gasoline wholesaler and retailer. Mr. Smith is the father of Scott T. Smith, our Chief Financial Officer and Chief Financial Officer of Cheviot Mutual Holding Company and Cheviot Savings Bank. Mr. Smith has served as a director of Cheviot Savings Bank since 1995.  Mr. Smith has lived in the local community much of his life.  His experience as Secretary/Treasurer of Hawkstone Associates provides a business knowledge of the local economy, and dealing with people as customers and employees.

Robert L. Thomas, 68, is the owner/operator of R&R Quality Meats & Catering in Cheviot, Ohio. Mr. Thomas has served as a director of Cheviot Savings Bank since 1989.  Mr. Thomas has lived in the local community much of his life.  As owner/operator of R&R Quality Meats and Catering in Cheviot, Mr. Thomas knows and understands management and customer service.

Directors Not Standing for Election

(Terms Expire at the 2012 Annual Meeting of Shareholders)

Steven R. Hausfeld, 53, is a Certified Public Accountant who owns a local accounting practice.  Mr. Hausfeld previously served as a school board member for the Oak Hills Local School District through December, 2005.  Mr. Hausfeld has served as a director of Cheviot Savings Bank since July 2005.  Mr. Hausfeld serves as the financial expert on the Audit Committee.  Mr. Hausfeld has lived in the local community much of his life.  As a result he understands the people Cheviot Savings Bank serves.  His experience as a Certified Public Accountant allows him to serve as the financial expert on the Audit Committee.

Thomas J. Linneman, 57, has served as our President and Chief Executive Officer and of Cheviot Mutual Holding Company since our reorganization into the mutual holding company structure in 2004 and of Cheviot Savings Bank since 1998. Mr. Linneman has served as a director of Cheviot Savings Bank since 1998.  Mr. Linneman has lived in the local community his entire life.  As a result he understands the people Cheviot Savings Bank serves.  His experience at Cheviot Savings Bank includes all facets of the bank including lending and IT.  He has held positions of Chief Financial Officer, Vice President of Operations, and President and Chief Executive Officer.

(Terms Expire at the 2013 Annual Meeting of Shareholders)

Edward L. Kleemeier, 76, is a retired District Fire Chief for the City of Cincinnati, Ohio. Mr. Kleemeier has served as a director of Cheviot Savings Bank since 1978.  Mr. Kleemeier has lived in the local community his entire life.  His experience as a District Fire Chief provides a unique knowledge of the businesses and neighborhoods in Cheviot Savings Bank’s lending area.

James E. Williamson, 66, was the District Administrator (Director) of Oak Hills Local School District in Cincinnati, Ohio since 2000, retired in 2005.  Mr. Williamson was Oak Hills High School principal in Cincinnati, Ohio from 1989 to 2000. Mr. Williamson also serves as the Executive Secretary of Cheviot Mutual Holding Company and Cheviot Financial Corp. Mr. Williamson has served as a director of Cheviot Savings Bank since 1997.  Mr. Williamson has lived in the local community most of his life.  As a district administrator he has experience working with budgets, financial planning and oversight.

Executive Officers

Jeffrey J. Lenzer, 49, has been our Vice President of Operations since 2005.  Prior to that, he served as the Vice President of Lending.

Kevin M. Kappa, 53, has been our Vice President of Compliance since 1993.

Scott T. Smith, 41, has been our Chief Financial Officer and Treasurer since 1999.  Mr. Smith is the son of Director John T. Smith.

Deborah A. Fischer, 57, has been our Vice President of Lending since 2006.  Prior to that, she served as the Assistant Vice President of Lending.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF MESSRS. SMITH AND THOMAS TO THE BOARD OF DIRECTORS.

Board Structure and Compensation

We are a “controlled company” under NASDAQ Marketplace Rules because more than 50% of our voting power is held by Cheviot Mutual Holding Company.  Therefore, we are exempt from the NASDAQ Marketplace Rules requiring (a) that we have a majority of independent directors on the Board, (b) any compensation committee and nominating committee be composed solely of independent directors, (c) the compensation of executive officers being determined by a majority of the independent directors or a compensation committee composed solely of independent directors, and (d) the election or recommendation of director nominees for the Board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.

Affirmative Determinations Regarding Director Independence and Other Matters

Based on information supplied to it by the directors, the Board of Directors has determined each of the following directors to be an “independent director” as such term is defined in the NASDAQ Marketplace Rules:

Steven R. Hausfeld                                                      Robert L. Thomas
Edward L. Kleemeier                                                    James E. Williamson

In this proxy statement these four directors are referred to individually as an “Independent Director” and collectively as the “Independent Directors.” The Independent Directors constitute a majority of the Board of Directors. Although Mr. Smith is not an employee of the company or any of its affiliates, Mr. Smith is determined not to be independent because of a family relationship; Mr. Smith is the father of Scott T. Smith, our Chief Financial Officer and the Chief Financial Officer of Cheviot Mutual Holding Company and Cheviot Savings Bank.

The Board of Directors has also determined that each member of the Audit Committee of the Board meets the independence requirements applicable to that committee prescribed by the NASDAQ Marketplace Rules, the Securities and Exchange Commission and the Internal Revenue Service.

In determining the independence of our directors we considered our relationships with these individuals, which consist of making loans to our directors.  We will originate mortgage loans secured by the borrower’s residence to our employees, executive officers and directors.  All of these loans are made in accordance with applicable banking regulations.  All employee and director loans must be approved by the Board of Directors.

Leadership Structure of the Board

Thomas J. Linneman as President and Chief Executive Officer serves as the principal executive officer.  While there is no formally designated Chairman of the Board, Mr. Linneman presides at the Board meetings as Chairman.  The Board of Directors believes its administration of its risk oversight function is not affected by the Board of Directors’ leadership structure.  The Board has not designated a lead director.  The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks.  The Board of Directors regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each.  The Bank’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s and Bank’s executive compensation plans and arrangements.  The Audit Committee oversees independence of the Board of Directors and potential conflicts of interest.  While each committee is responsible for evaluating certain tasks and overseeing the management of such risks, the entire Board of Directors is regularly informed about such risks.

Board and Committee Meetings

We have six directors and the following two committees: (1) Audit Committee and (2) Nominating Committee. The Board of Directors has the responsibility for establishing broad corporate policies and for our overall performance, although it is not involved in the day-to-day operating details. Directors are kept informed of our business by various reports and documents sent to them, as well as by operating and financial reports presented at Board and Committee meetings by the Chief Executive Officer and other officers.

Our directors also serve as the Board of Directors for Cheviot Savings Bank.  For the year ended December 31, 2010, the Board of Directors held 13 regular and one special meeting.  No director attended fewer than 75 percent of the total meetings of the Board of Directors and the committees on which such director served.

Audit Committee. The Audit Committee consists of three of the Independent Directors, Messrs. Hausfeld, Thomas and Williamson. The committee is responsible for engaging our independent registered public accounting firm, overseeing our financial reporting process, evaluating the adequacy of our internal controls, reviewing our compliance with federal, state and local laws and regulations, and monitoring the legal and ethical conduct of our management and employees. In addition, the committee reviews our financial affairs, including our capital structure, borrowing limits, financing of corporate acquisitions and the performance of our benefit plans. The Audit Committee membership meets the audit committee composition requirements of the NASDAQ Marketplace Rules.  Mr. Hausfeld has been designated as the audit committee’s financial expert.  Mr. Hausfeld is a Certified Public Accountant. The Audit Committee also serves as the audit committee for the Board of Directors of Cheviot Savings Bank.

The Audit Committee met eight times for the year ended December 31, 2010.  Pursuant to applicable regulations, the Audit Committee has adopted a written charter, a copy of which is available on our website www.cheviotsavings.com.

Audit Committee Report.  During 2010, Messrs. Hausfeld, Thomas and Williamson served on our Audit Committee, with Mr. Williamson serving as Chair. The Audit Committee operates pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and Nasdaq. The Audit Committee is responsible for overseeing our accounting and financial reporting processes, including the quarterly review and the annual audit of our consolidated financial statements by Clark, Schaefer, Hackett & Co., our independent registered public accounting firm. As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2010 with management and Clark, Schaefer, Hackett & Co. and discussed those matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, with Clark, Schaefer, Hackett & Co. The Audit Committee received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board from Clark, Schaefer, Hackett & Co. and discussed that firm’s independence with representatives of the firm.

Based upon the Audit Committee’s review of the audited consolidated financial statements and its discussions with management, the internal audit function and our independent registered public accounting firm, the Audit Committee recommended that the Board of Directors include our audited financial statements for the year ended December 31, 2010 in the Annual Report on Form 10-K as filed with the SEC.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, accept to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

Respectfully submitted,

Steven R. Hausfeld
Robert L. Thomas
James E. Williamson

Nominating Committee. The Nominating Committee consists of the entire Board of Directors, as required by our Bylaws except for directors who are under consideration for re-election, including both independent and non-independent directors.  As a “controlled company,” we are not required to have the Nominating Committee comprised solely of the Independent Directors. The non-independent members of the Nominating Committee are Messrs. Linneman and Smith.  The Committee recommends nominees for the election of directors and officers, monitors the performance of the other Board committees, and informs the Board of shareholder concerns.   The Nominating Committee of the Company met one time during 2010.  The Nominating Committee does not operate under a formal written charter. We do not pay any third party a fee to assist us in identifying and evaluating potential nominees.

The Nominating Committee does not have a policy with regard to the diversity in identifying director nominees.  As a small community bank, the Nominating Committee considers the comments and recommendations of Board members regarding the qualifications and effectiveness of the existing Board of Directors or additional qualifications that may be required when selecting new Board members; the requisite expertise and sufficiently diverse backgrounds of the Board of Directors’ overall membership composition; the independence of outside Directors and other possible conflicts of interest of existing and potential members of the Board of Directors; and all other factors it considers appropriate.  As the holding company for a community bank, the Board of Directors also seeks directors who will strengthen Cheviot Savings Bank’s position in its community and can assist Cheviot Savings Bank with business development through business and community contacts.

Director Nominations Process.  The purpose of the Nominating Committee is to consider both management and shareholder recommended candidates for possible inclusion in our recommended slate of director nominees.

Minimum Criteria for Candidates. At a minimum, each candidate must (a) agree to accept the nomination for Board candidacy, (b) meet the standards of independence established by NASDAQ, and (c) meet all other applicable laws, rules, and regulations related to service as a Director.

Desirable Qualities and Skills. In addition, the Nominating Committee will consider the following skills and characteristics of candidates: (a) judgment, (b) diversity, (c) experience, (d) skills, (e) accountability and integrity, (f) financial literacy, (g) industry knowledge, (h) other board appointments, and (i) independence. In addition, in determining whether an incumbent director should stand for re-election, the Nominating Committee will consider the director’s attendance at meetings, achievement of satisfactory performance and other matters determined by the Board.

Internal Process for Identifying Candidates. On a periodic basis, the Nominating Committee solicits ideas for possible candidates from a number of sources – members of the Board; senior level executives; individuals personally known to the members of the Board; and research, including database and Internet searches.

General Nomination Right of All Shareholders. Any of our shareholders may nominate one or more persons for election as a director at an annual meeting of shareholders if the shareholder complies with the notice, information and consent provisions contained in our Bylaws. We have an advance notice bylaw provision. In order for the director nomination to be timely, a shareholder’s notice to our Executive Secretary must be delivered to our principal executive offices not less than 30 days nor more than 60 days prior to the date of our next annual meeting. If a shareholder provides timely notice as described above, in accordance with our Bylaws, the candidate may be voted upon in the election of directors at the annual meeting and the candidate’s name will be included on the ballot for election. If a shareholder fails to provide timely notice, but still provides written notice to our Executive Secretary at least five days prior to the annual meeting, the candidate will be added to the ballots provided at the annual meeting, but will not be included on any proxy cards delivered by the company. Further, the persons named in the proxy cards will be permitted to exercise discretionary voting authority with respect to any candidate submitted by a shareholder less than 30 days before the date of the annual meeting.

A shareholder entitled to vote may propose a candidate from the floor at the annual meeting itself only if the Nominating Committee has failed to nominate a slate of candidates at least 20 days before the date of the annual meeting. If the Nominating Committee recommends a slate of candidates at least 20 days before the date of the annual meeting, no votes will be allowed for candidates who are proposed from the floor during the annual meeting.

Evaluation of Candidates. The Nominating Committee will consider all candidates identified through the processes described above and will evaluate each of them, including incumbents, based on the same criteria. If, based on the Nominating Committee’s initial evaluation, a candidate continues to be of interest to the Nominating Committee, a member of the Nominating Committee will interview the candidate and communicate such member’s evaluation to the other Nominating Committee members. Later reviews will be conducted by other members of the Nominating Committee and our executive officers. Ultimately, background and reference checks will be conducted and the Nominating Committee will meet to finalize its list of recommended candidates for the Board’s consideration.

Timing of the Identification and Evaluation Process.  Our fiscal year ends on December 31. The Nominating Committee usually meets in February or March to consider and determine, among other things, candidates to be included in our recommended slate of director nominees for election by shareholders at the annual meeting.

There have been no material changes to these procedures since they were previously disclosed in our proxy statement for the 2010 Annual Meeting of Shareholders.

Compensation Committee. We do not have a Compensation Committee because we do not independently compensate our executive officers, directors or employees. These persons are compensated by Cheviot Savings Bank. As a “controlled company,” we are not required to adhere to the NASDAQ Marketplace Rules with respect to the Board’s determination of the compensation of officers.

Other Board Committees of Cheviot Savings Bank. In addition to the committees of the Board of Cheviot Financial Corp., the Board of Directors of Cheviot Savings Bank also maintains a loan committee, a compensation committee and information technology committee. The loan committee has the principal responsibility of approving certain loans to be provided by Cheviot Savings Bank in its ordinary course of business. Since we do not independently compensate our executive officers, directors or employees, the compensation committee has the principal responsibility for setting and reviewing the compensation benefits provided to officers and employees of Cheviot Savings Bank, who are also employees of Cheviot Financial Corp.  The information technology committee has the responsibility of monitoring the technology environment relating to controls, updates and expansion.

Attendance at Annual Meeting of Shareholders

We do not have a policy regarding director attendance at the annual meetings of shareholders.  Directors Hausfeld, Kleemeier, Smith, Thomas, Williamson and Linneman attended the prior year’s annual meeting of shareholders.

Executive Sessions of Non-Management Directors

Our non-management directors meet in executive session without management present from time to time as deemed necessary by the non-management directors, but at least two times per year. Shareholders or other interested parties may communicate with the presiding director or to the non-management directors as a group.

Compensation Committee of Cheviot Savings Bank

Overview of Compensation Program. The Compensation Committee (for purposes of this analysis, the “Committee”) of the Board of Directors of Cheviot Savings Bank has the responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. The Committee ensures that the total compensation paid is fair, reasonable and competitive. The members of the Compensation Committee of Cheviot Savings Bank are directors Hausfeld, Kleemeier and Williamson all of whom are independent directors. The Compensation Committee does not operate under a written charter.  The Compensation Committee of Cheviot Savings Bank met four times during the year ended December 31, 2010.

Throughout this proxy statement, the individual who served as our Chief Executive Officer during 2010 as well as the other individuals included in the Summary Compensation Table, are referred to as the “named executive officers.”

Compensation Philosophy and Objectives.  The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals. The Committee evaluates both performance and current compensation to ensure that we maintain our ability to attract and retain superior employees in key positions. The compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our industry and in our market area.

Role of Executive Officers in Compensation Decisions.  The Committee makes all compensation decisions for the named executive officers and approves recommendations made by the Chief Executive Officer for other employees. The Chief Executive Officer annually reviews the performance of each one of the named executive officers. The conclusions reached and recommendations made based on these reviews are presented to the Committee. The Committee can exercise its discretion in modifying any recommendation or awards.

Compensation Components.  For the fiscal year ended December 31, 2010, the principal components of compensation include base salary, performance-based incentive compensation, retirement, stock based incentive plan and other benefits.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our directors, executive officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or other persons performing similar functions. The Code of Ethics requires our directors, executive officers and employees to avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our best interest. Under the terms of the Code of Ethics, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics.

Executive Compensation

Summary Compensation Table.  The following table shows for the years ended December 31, 2010 and 2009 certain information as to the total remuneration paid to Mr. Linneman, who serves as our President and Chief Executive Officer, and our two most highly compensated executive officers other than Mr. Linneman (“Named Executive Officers”).

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock awards(1) ($)	Option awards(1) ($)	All other compensation(2) ($)	Total ($)
Thomas J. Linneman, President and Chief Executive Officer	2010 2009	212,814 209,270	31,922 7,324	— —	— —	61,033 59,164	305,769 275,758

Kevin M. Kappa, Vice President--Compliance	2010 2009	122,777 120,695	18,417 4,224	— —	— —	27,300 25,344	168,494 150,263

Jeffrey J. Lenzer, Vice President-- Operations	2010 2009	137,619 135,299	20,643 4,735	— —	— —	30,398 28,370	188,660 168,404

(1)	No Stock Awards and Option Awards were awarded in 2010 and 2009.
(2)
For 2010 includes: (i) employer contributions of $14,067, $9,828, and $11,210 allocated to the accounts of Messrs. Linneman, Kappa, and Lenzer, respectively, under the Cheviot Savings Bank 401(k) Retirement Savings Plan; (ii) the fair market value at December 31, 2010 of the shares of common stock allocated pursuant to the Cheviot Financial Corp. Employee Stock Ownership Plan in 2010, representing $24,092, $13,899, and $15,579 for each of Messrs. Linneman, Kappa, and Lenzer, respectively; (iii) dividends on stock awards in the amount of $3,659, $2,194, and $2,194 for Messrs. Linneman, Kappa, and Lenzer, respectively; (iv) life insurance premiums in the amount of $1,415, $1,379, and $1,415 paid on behalf of Messrs. Linneman, Kappa, and Lenzer, respectively.  Also includes board fees in the amount of $17,800 that were earned by Mr. Linneman in 2010.

Employment Contracts and Change-in-Control Arrangements

Employment Agreement with Mr. Linneman. Effective September 16, 2008, Cheviot Savings Bank entered into an employment agreement with Mr. Linneman which provides for the employment and retention of Mr. Linneman for a three-year term. Commencing on the first anniversary date of the employment agreement and continuing on each anniversary thereafter, the disinterested members of the Board of Directors of Cheviot Savings Bank may extend the employment agreement an additional year such that the remaining term of the agreement shall be 36 months, unless the Board elects not to extend the term by giving written notice to Mr. Linneman.  The employment agreement provides that Mr. Linneman’s base salary will be reviewed annually and may be increased but not decreased.  The base salary that was effective for such employment agreement for 2010 was $207,189.  Cheviot Savings Bank also provides a bonus program to Mr. Linneman which provides him with the opportunity to earn up to 50% of his base salary, on an annual basis, the amount of which shall be determined by specific performance standards and a formula to be agreed to by Mr. Linneman and Cheviot Savings Bank’s Board of Directors annually.  Performance standards are measured on a calendar year, and no bonus shall be payable if Mr. Linneman is not employed on December 31 of the pertinent year.  Mr. Linneman is a participant in the bonus plan that is available to all employees.  Bonuses for the plan year are awarded based on the return on average assets of the bank, base compensation, employee tier and the overall performance rating on the annual performance evaluation.  Mr. Linneman is entitled to participate in such life insurance, medical, dental, 401(k), profit-sharing and stock-based compensation plans and other programs and arrangements as may be approved from time to time by Cheviot Savings Bank for the benefit of its employees.  In addition, Cheviot Savings Bank provides Mr. Linneman with a supplemental life insurance policy with a death benefit of not less than $200,000.

Under the employment agreement, if Mr. Linneman dies, retires or is terminated “for cause” (as defined in the employment agreement) or if he voluntarily terminates his employment without “good reason” (as defined in the employment agreement), Mr. Linneman (or his estate) shall be entitled to receive the compensation due him through the last day of the calendar month in which his death, retirement or termination occurred.  In the event of Mr. Linneman’s disability, Cheviot Savings Bank will pay him, as disability pay, pursuant to the long-term disability policy then in effect.  Such payments shall be reduced by the amount of any short- or long-term disability benefits payable to him under any other disability programs sponsored by Cheviot Savings Bank.  In addition, during any period of his disability, he and his dependents shall, to the greatest extent possible, continue to be covered under all non-taxable medical, dental and life insurance plans of Cheviot Savings Bank on the same terms as if he were actively employed by Cheviot Savings Bank.

Under the employment agreement, if the employment of Mr. Linneman is terminated by Cheviot Savings Bank without “cause” or Mr. Linneman terminates his employment with “good reason,”  Mr. Linneman would be entitled to a severance payment equal to the base salary (determined by reference to his base salary in effect on the termination date) and bonuses (determined by reference to his average bonus over the three years preceding his termination date) that would otherwise have been payable over the remaining term of the agreement.  Such amounts shall be paid in one lump sum within ten calendar days of such termination. In addition, Mr. Linneman will be paid in a single cash lump sum distribution within ten calendar days, the present value of the cash equivalent of the amount of benefits Mr. Linneman would have received under any retirement program (whether tax-qualified or non-qualified) if he was employed  for the remaining term of the employment agreement, and will continue to participate in any benefit plans of Cheviot Savings Bank that provide non-taxable health (including medical and dental), life, or similar coverage for the remaining term of the employment agreement upon terms no less favorable than the most favorable terms provided to senior executives of Cheviot Savings Bank during such period.  In the event Cheviot Savings Bank is unable to provide such continued coverage, the Bank will provide Mr. Linneman with a cash lump sum benefit of the value of such coverage, payable within ten calendar days following Mr. Linneman’s termination.

If, within the period ending two years after a change in control of either Cheviot Savings Bank or Cheviot Financial Corp., Cheviot Savings Bank terminates Mr. Linneman’s employment without “cause” or Mr. Linneman terminates his employment with “good reason,” Cheviot Savings Bank shall, within ten calendar days of termination of his employment, make a lump sum cash payment to him equal to 2.99 times Mr. Linneman’s average annual compensation over the five most recently completed calendar years ending with the year immediately preceding the effective date of the change in control. In addition, Mr. Linneman will be paid in a single cash lump sum distribution, within ten calendar days, equal to the present value of the cash equivalent of the amount of benefits Mr. Linneman would have received if he was employed for 36 months following his termination of employment, and shall continue to participate in any benefit plans that provide non-taxable health (including medical and dental), life or similar coverage for 36 months upon terms no less favorable than the most favorable terms provided to senior executives during such period.  In the event payments made to Mr. Linneman include an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, such payments will be cutback by the minimum dollar amount necessary to avoid this result.

Upon termination of Mr. Linneman for any reason, he must adhere to a two-year non-competition covenant.

All reasonable costs and legal fees paid or incurred by Mr. Linneman in any dispute or question of interpretation relating to the employment agreement will be paid by Cheviot Savings Bank, if Mr. Linneman is successful on the merits in a legal judgment, arbitration or settlement.  The employment agreement also provides that Cheviot Savings Bank will indemnify the executive for certain liabilities and expenses as provided therein.

Change-in-Control Severance Agreements with Messrs. Kappa and Lenzer.  Effective September 16, 2008, Cheviot Savings Bank entered into change in control severance agreements with each of Messrs. Lenzer and Kappa to provide benefits to each of them upon a change in control of either Cheviot Savings Bank or Cheviot Financial Corp.  Each severance agreement provides for a three-year term.  Additionally, on or before each anniversary date of the effective date of the severance agreement, the term of the agreement may be extended for an additional one-year period beyond the then effective expiration date upon a determination and resolution of the Board of Directors that the performance of the employee has met the requirements and standards of the board and that the term of the agreement should be extended.  Under the severance agreement, if a change in control of Cheviot Savings Bank or Cheviot Financial Corp. occurs, Messrs. Lenzer and Kappa, if terminated or if each terminates his employment for “good reason” (as defined in the severance agreements) within 12 months after any change in control, will be entitled to receive a single cash lump sum distribution equal to two times the prior calendar year’s cash compensation paid to such executive by Cheviot Savings Bank.  Such sum will be paid within 30 days following Messrs. Lenzer’s and Kappa’s date of termination.  In the event payments made to Messrs. Lenzer and Kappa include an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, such payments will be cutback by the minimum dollar amount necessary to avoid this result.

401(k) Plan

Cheviot Savings Bank maintains the Cheviot Savings Bank 401(k) Retirement Savings Plan which is a qualified, tax-exempt profit sharing plan with a salary deferral feature under Section 401(k) of the Code. Employees who have attained age 21 and have completed one year of employment are eligible to participate. Employees are entitled to enter the 401(k) Plan on the first January 1 or July 1 occurring after the employee becomes eligible to participate in the 401(k) Plan.

Under the 401(k) Plan participants may elect to defer a percentage of their compensation each year instead of receiving that amount in cash equal to the lesser of (i) a maximum percentage of compensation as indicated in a notice received from the 401(k) Plan administrator or (ii) an indexed dollar amount set by the Internal Revenue Service, which was $16,500 for 2010. In addition, for participants that are age 50 or older by the end of any taxable year, the participant may elect to defer additional amounts (called “catch-up contributions”) to the 401(k) Plan. The additional amounts may be deferred regardless of any other limitations on the amount that a participant may defer to the 401(k) Plan. The maximum “catch-up contribution” that a participant can make in 2010 was $5,500.

Each plan year (a calendar year), Cheviot Savings Bank will contribute to the 401(k) Plan the following amounts: (a) the total amount of the salary reduction a participant elected to defer; (b) in the discretion of Cheviot Savings Bank, a matching contribution equal to a percentage of the amount of the salary reduction a participant elected to defer; and (c) an amount equal to 3% of a participant’s plan compensation (generally the sum of a participant’s Form W-2 wages and other compensation for the year plus a participant’s before-tax contributions to the 401(k) Plan and any other benefit plans of Cheviot Savings Bank, up to a legal limit (which was $245,000 for 2010)) for the year plus 3% of a participant’s plan compensation for the year in excess of 50% of the Social Security Taxable Wage Base for old-age retirement benefits for the year ($53,400 for 2010) plus any additional amount that does not match a participant’s salary reduction and that is determined by Cheviot Savings Bank in its discretion.

The 401(k) Plan permits employees to direct the investment of his or her own accounts into various investment options, including the opportunity to invest in Cheviot Financial Corp. common stock through the “Cheviot Financial Corp. Stock Fund.” Each participant who directs the trustee to invest all or part of his or her account in the Cheviot Financial Corp. Stock Fund will have assets in his or her account applied to the purchase of shares of common stock.  A participant will be entitled to direct the trustee as to how to vote his or her allocable shares of common stock.

Plan benefits will be paid to each participant in the form of a single cash payment at normal retirement age unless earlier payment is selected. If a participant dies prior to receipt of the entire value of his or her 401(k) Plan accounts, payment will generally be made to the beneficiary in a single cash payment as soon as possible following the participant’s death. Payment will be deferred if the participant had previously elected a later payment date. If the beneficiary is not the participant’s spouse, payment will be made within one year of the date of death. If the spouse is the designated beneficiary, payment will be made no later than the date the participant would have attained age 70 1/2. Normal retirement age under the 401(k) Plan is age 65. Early retirement age is age 55.

Employee Stock Ownership Plan and Trust

In January 2004, we implemented the Cheviot Financial Corp. Employee Stock Ownership Plan in connection with our reorganization and stock offering. Employees who are at least 21 years old, who have at least one year of employment with Cheviot Savings Bank or an affiliated corporation and who have completed at least 1,000 hours of service, are eligible to participate. As part of the reorganization and stock offering, the employee stock ownership plan borrowed funds from us and used those funds to purchase 357,075 shares of common stock.  Collateral for the loan is the common stock purchased by the employee stock ownership plan.  The loan is being repaid principally from the participating employers’ discretionary contributions to the employee stock ownership plan over a period of up to 10 years. The loan bears interest at an annual percentage rate fixed at 4.0%.  Shares purchased by the employee stock ownership plan are held in a suspense account for allocation among participants as the loan is repaid.

Contributions to the employee stock ownership plan and shares released from the suspense account in an amount proportional to the repayment of the employee stock ownership plan loan are allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. Benefits under the plan are 100% vested upon completion of five years of credited service. A participant’s interest in his or her account under the plan also fully vest in the event of termination of service due to a participant’s early or normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits are payable in the form of common stock and/or cash. Contributions to the employee stock ownership plan are discretionary, subject to the loan terms and tax law limits.  Therefore, benefits payable under the employee stock ownership plan cannot be estimated.  Under generally accepted accounting principles, a participating employer will be required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account for the year.

In the event of a change in control, the employee stock ownership plan will terminate and participants will become fully vested in their account balances, which will be paid to them.

Outstanding Equity Awards at Year End. The following table sets forth information with respect to our outstanding equity awards as of December 31, 2010 for our Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End(1)
Name	Option awards					Stock awards
	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised earned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)

Thomas J. Linneman, President and Chief Executive Officer	100,000	—	—	$11.15	5/5/2015	—	—	—	$—

Kevin M. Kappa, Vice President--Compliance	58,000	—	—	$11.15	5/5/2015	—	—	—	$—

Jeffrey J. Lenzer, Vice President-- Operations	60,500	—	—	$11.15	5/5/2015	—	—	—	$—

(1)
All equity awards noted in this table were granted pursuant to the Cheviot Financial Corp. 2005 Stock-Based Incentive Plan, and represent all awards held at December 31, 2010 by Named Executive Officers.  All equity awards noted on this table are fully vested.

Plan-Based Awards.  There were no grants of plan-based awards for our named executive officers in 2010.

Stock Benefit Plans

Stock-Based Incentive Plan.  The 2005 Cheviot Financial Corp. Stock-Based Incentive Plan (“Incentive Plan”) provides officers, employees and directors of Cheviot Financial Corp. or Cheviot Savings Bank with additional incentives to share in our growth and performance.

The Incentive Plan authorizes the issuance of up to 680,426 shares of our common stock pursuant to grants of incentive and non-statutory stock options, reload options or restricted stock awards, provided that no more than 194,408 shares may be issued as restricted stock awards, and no more than 486,018 shares may be issued pursuant to exercise of stock options.

Employees and outside directors and our subsidiaries are eligible to receive awards under the -Incentive Plan.

The Compensation Committee may determine the type and terms and conditions of awards under the Incentive Plan.  Awards may be granted in a combination of incentive and non-statutory stock options, reload options or restricted stock awards.  Awards may include the following:

(i)           Stock Options.  A stock option gives the recipient or “optionee” the right to purchase shares of common stock at a specified price for a specified period of time.  The exercise price shall not be less than the fair market value of the underlying common stock on the date the stock option is granted.  Fair market value for purposes of the Incentive Plan means the average of the closing high bid and low asked price of the common stock as reported on the OTC Electronic Bulletin Board (or the average of the high and low quoted sales prices of the common stock on the Nasdaq Stock Market) on the day the option is granted or, if the common stock is not traded on the date of grant, the fair market value shall be determined by the Compensation Committee in good faith on an appropriate basis.

Stock options are either “incentive” stock options or “non-qualified” stock options.  Incentive stock options have certain tax advantages and must comply with the requirements of Section 422 of the Internal Revenue Code.  Only employees are eligible to receive incentive stock options.  Shares of common stock purchased upon the exercise of a stock option must be paid for in full at the time of exercise (i) either in cash, check payable to Cheviot Financial Corp. or electronic funds transfer; or (ii) with stock of Cheviot Financial Corp. which was owned by the participant for at least six months prior to delivery; or (iii) by reduction in the number of shares deliverable pursuant to the stock option, or (iv) subject to a “cashless exercise” through a third party.  Cash may be paid in lieu of any fractional shares under the Incentive Plan and generally no fewer than 100 shares may be purchased on exercise of an award unless the total number of shares available for purchase or exercise pursuant to an award is less than 100 shares.  Stock options are subject to vesting conditions and restrictions as determined by the Compensation Committee.

(ii)           Reload Options.  Reload options entitle the holder, who has delivered shares that he or she owns as payment of the exercise price for option stock, to a new option to acquire additional shares equal in amount to the shares he or she has traded.  Reload options may also be granted to replace option shares retained by the employer for payment of the option holder’s withholding tax.  The option price at which additional shares of stock can be purchased by the option holder through the exercise of a reload option is equal to the market value of the shares on the date the original option is exercised.  The option period during which the reload option may be exercised expires at the same time as that of the original option that the holder has exercised.  Reload options issued on the exercise of incentive stock options may be incentive stock options or non-statutory stock options.

(iii)           Stock Awards.  Stock awards under the Incentive Plan will be granted only in whole shares of common stock.  Stock awards will be subject to conditions established by the Compensation Committee which are set forth in the award agreements.  Any stock award granted under the 2005 Stock-Based Incentive Plan will be subject to vesting as determined by the Compensation Committee.  Awards will be evidenced by agreements approved by the Compensation Committee which set forth the terms and conditions of each award.

Transferability of Awards.  Generally, all awards, except non-statutory stock options, granted under the Incentive Plan will be nontransferable except by will or in accordance with the laws of intestate succession.  Stock awards may be transferable pursuant to a qualified domestic relations order.  At the Compensation Committee’s sole discretion, non-statutory stock options may be transferred for valid estate planning purposes that are permitted by the Code and the Exchange Act.  During the life of the participant, awards can only be earned by him or her.  The Compensation Committee may permit a participant to designate a beneficiary to exercise or receive any rights that may exist under the Incentive Plan upon the participant’s death.

Change in Control.  Upon the occurrence of an event constituting a change in control of Cheviot Financial Corp. as defined in the Incentive Plan, all stock options will become fully vested, and all stock awards then outstanding shall vest free of restrictions.  A conversion of Cheviot Mutual Holding Company from mutual to stock form will not be considered as a change of control.

Effect of Termination of Service.  Unless the Compensation Committee specifies otherwise at the time an award is granted, upon the occurrence of the participant’s termination of service due to death or disability, all unvested stock options and stock awards made to the participant will become fully vested.  Subject to OTS regulations and policy (or the receipt of any required waivers from the OTS), and unless the Compensation Committee specifies otherwise at the time an award is granted, in the event of a normal retirement of a participant any unvested award of stock options and/or restricted stock shall become fully vested in the participant.  Unless the Compensation Committee specifies otherwise, a person who is a member of the Board of Directors shall not be deemed to have retired until service as a director or director emeritus has ceased.

Director Compensation

Directors’ Summary Compensation Table. Set forth below is summary compensation for each of our directors for the year ended December 31, 2010.  Compensation paid to directors who also are named executive officers is reflected above in “Executive Compensation – Summary Compensation Table.”

Director Compensation(3)
Name	Fees earned or paid in cash ($)	Stock awards(1) ($)	Option awards(1) ($)	Non-equity incentive plan compensation ($)	Non-qualified deferred compensation earnings ($)	All other compensation(2) ($)	Total ($)

Steven R. Hausfeld	$23,300	$11,500	$21,542	-	-	$1,636	$57,978

Edward L. Kleemier	$20,800	-	-	-	$2,838	$12,132	$35,770

John T. Smith	$20,800	-	-	-	$3,905	$5,244	$29,949

Robert L. Thomas	$23,300	-	-	-	$4,496	$11,988	$39,784

James E. Williamson	$23,300	-	-	-	$3,927	$7,642	$34,869

(1)
Represents the grant date fair value of the stock and option awards received by the directors under the 2005 Stock Based Incentive Plan.  The grant date fair value of the stock and option awards have been computed in accordance with the stock-based compensation accounting  rules under FASB ASC Topic 718 (formerly FAS 123R) for 2009.  A discussion of the assumptions used in calculating the award values may be found at footnote A to our audited financial statements for the year ended December 31, 2010.

(2)
Amounts include: (i) dividends paid on stock awards in the amount of $1,636, $732, $732, $732, and $732 for Messrs. Hausfeld, Kleemier, Smith, Thomas, and Williamson, respectively; (ii) health insurance premiums in the amount of  $4,512, $11,256, and $6,910 paid to Messrs. Smith, Thomas, and Williamson, respectively; and (iii) distribution from the Directors Deferred Compensation Plan in the amount of $11,400 for Mr. Kleemier.

(3)
Outstanding stock awards and option awards for each director at December 31, 2010 is as follows: unexercised stock options in the amounts of 13,380, 22,300, 22,300, 22,300 and 22,300 for Messrs. Hausfeld, Kleemeier, Smith, Thomas and Williamson and unvested restricted stock awards totaled 4,275 for Mr. Hausfeld.

Each of the individuals who currently serves as a director of Cheviot Financial Corp. also serves as a director of Cheviot Mutual Holding Company and Cheviot Savings Bank.  To date, Cheviot Savings Bank has compensated its directors for their services.  Cheviot Financial Corp. has not paid any additional compensation to the directors for this service, though it may choose to do so in the future.

Compensation of Non-Employee Directors. During the year ended December 31, 2010, directors received a $17,800 annual retainer for board membership (on Cheviot Savings Bank), an additional $2,500 retainer for membership on the Audit Committee and $1,500 retainer for each membership on any other committee.

Compensation of Directors Who are Also Employees. During the year ended December 31, 2010, Mr. Linneman, the only director who is also an employee of Cheviot Financial Corp. or Cheviot Savings Bank, received $17,800 in compensation for board membership (on Cheviot Savings Bank). Mr. Linneman did not receive any compensation for committee membership.

Director Plans

Stock Based Incentive Plan.  The directors are eligible to participate in our Incentive Plan, described above in “Stock Benefit Plans – Stock-Based Incentive Plan.”  For the year ended December 31, 2010, Mr. Hausfeld was the only director to receive grants under this plan.  Mr. Hausfeld received 4,460 shares in stock options and 1,425 shares in stock awards.

Directors Deferred Compensation Plan. Cheviot Savings Bank adopted, as amended and restated effective January 1, 2005, a directors deferred compensation plan as an additional benefit for its directors.  Each person who was a member of the board on March 31, 2003 became a participant in the plan on such date.  Any subsequent member of the board shall become a participant in the plan only if he or she is a member of the Board of Directors on the last day of the first plan year that ends after the date on which he or she completes ten years of service, which such date is designated as his or her participation date in the plan.  After becoming a participant under the plan, a person remains a participant until the entire balance of his or her retirement benefit amount under the plan has been paid or forfeited under the terms of the plan.

The plan provides that upon the later of (i) the participant’s 65th birthday, or (ii) the earlier of (a) the date on which the participant is no longer a member of the Board of Directors, or (b) the participant’s 70th birthday, the participant will be entitled to a retirement benefit in the amount of $11,400 per year, payable for ten years.  A participant will have the right, within 30 days of joining the plan, to elect to be paid the retirement benefit above in the form of a single cash lump sum distribution.  If a change in control occurs after the commencement of a participant’s retirement benefit, any remaining installment payments will be paid in the form of a single cash lump sum distribution within 30 days following the effective date of the change in control.  In the event a participant is entitled to receive the retirement benefit in the form of a single cash lump sum distribution, such benefit will be determined using a discount rate of 7%, compounded annually.

Cheviot Savings Bank recorded an expense of approximately $36,200 for the directors deferred compensation plan for the year ended December 31, 2010.

A participant shall forfeit the entire balance of his or her account and any right to future payment of a plan benefit if he or she violates certain standards of conduct as set forth in the plan.

Certain Transactions With Related Persons

Cheviot Savings Bank’s current policy is that no loans are to be extended to directors or executive officers of Cheviot Savings Bank without the approval of Cheviot Savings Bank’s Board of Directors.  Current directors, officers and employees are eligible for any type of credit offered by Cheviot Savings Bank. Federal regulations permit executive officers and directors to participate in loan programs that are available to other employees, as long as the director or executive officer is not given preferential treatment compared to other participating employees.  In accordance with banking regulations, such loans to directors are made on substantially the same terms as those available to Cheviot Savings Bank’s employees.  Such loans provide for a discount as to interest rate, consistent with the requirements of the Federal Reserve Board’s Regulation O.  Loans made to directors or executive officers, including any modification of such loans, must be approved by a majority of disinterested members of the Board of Directors. As of December 31, 2010, there were a total of eight lending relationships with directors/officers of Cheviot Savings Bank with a total balance of approximately $1.2 million. The loans made to directors and executive officers were made in the ordinary course of business and did not involve more than a normal risk of collectibility. Any future loans made to any directors, executive officers, officers or employees of Cheviot Savings Bank will be made under the same terms and conditions.  Set forth below is information regarding the loans made to directors and executive officers during each of the last two fiscal years.

2010
Name	Position	Nature of Transaction	Largest Aggregate Balance from 1/1/10 to 12/31/10	Interest Rate	Principal Balance at 12/31/10	Principal Paid 1/1/10 to 12/31/10	Interest Paid 1/1/10 to 12/31/10
Robert L. Thomas	Director	Mortgage Loan	$150,666.26	3.875%	$140,947.23	$11,180.25	$6,099.75
		Home Equity Loan	$45,567.23	3.500%	$39,816.56	$10,592.07	$1,077.93
Kevin M. Kappa	Vice President of Compliance	Mortgage Loan	$35,350.04	3.875%	$24,415.76	$12,204.04	$1,313.83
Jeffrey J. Lenzer	Vice President of Operations	Mortgage Loan	$270,398.74	2.250%	$261,858.84	$9,275.04	$6,424.96
Deborah A. Fischer	Vice President of Lending	Mortgage Loan	$84,999.00	3.875%	$74,700.00	$11,359.00	$3,366.23
		Home Equity Loan	$26,100.00	3.500%	$19,500.00	$7,100.00	$811.48
James E. Williamson	Director	Home Equity Loan	$25,339.39	3.500%	$15,008.45	$11,252.88	$747.12
Thomas J. Linneman	President	Mortgage Loan	$427,589.64	3.875%	$403,977.89	$24,226.70	$19,112.55
Edward L. Kleemeier	Director	Mortgage Loan	$70,332.14	4.250%	$68,259.38	$2,274.25	$2,824.49
Scott T. Smith	Chief Financial Officer	Mortgage Loan	$162,078.89	3.875%	$144,393.31	$19,405.46	$6,444.54
		Home Equity Loan	$16,127.57	3.500%	$14,707.55	$3,770.77	$529.23

2009
Name	Position	Nature of Transaction	Largest Aggregate Balance from 1/1/09 to 12/31/09	Interest Rate	Principal Balance at 12/31/09	Principal Paid 1/1/09 to 12/31/09	Interest Paid 1/1/09 to 12/31/09
Robert L. Thomas	Director	Mortgage Loan	$163,993.40	3.875%	$152,127.48	$13,675.08	$7,064.42
		Home Equity Loan	$29,198.36	3.500%	$21,029.58	$12,690.43	$545.63
Kevin M. Kappa	Vice President of Compliance	Mortgage Loan	$49,38.60	3.875%	$36,619.80	$13,376.31	$1,913.69
Jeffrey J. Lenzer	Vice President of Operations	Mortgage Loan	$278,849.85	2.250%	$271,133.88	$8,193.91	$8,406.09
Deborah A. Fischer	Vice President of Lending	Mortgage Loan	$95,150.00	3.875%	$86,059.00	$9,866.00	$4,009.63
		Home Equity Loan	$31,754.38	3.500%	$26,600.00	$5,675.58	$1,056.41
James E. Williamson	Director	Home Equity Loan	$30,860.53	3.500%	$26,261.13	$5,583.67	$416.33
Thomas J. Linneman	President	Mortgage Loan	$434,684.03	3.875%	$428,204.59	$6,992.48	$21,247.44
Edward L. Kleemeier	Director	Mortgage Loan	$197,587.74	4.250%	$70,533.63	$127,563.16	$5,772.87
Scott T. Smith	Chief Financial Officer	Mortgage Loan	$182,229.62	3.875%	$163,798.77	$19,947.22	$7,652.78
		Home Equity Loan	$89,366.73	3.500%	$16,478.32	$110,012.57	$1,959.63

All transactions involving related parties require the approval of full Board of Directors.

Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits a company from extending credit, arranging for the extension of credit or renewing an extension of credit in the form of a personal loan to an officer or director of the company. There are several exceptions to this general prohibition, including loans made by an FDIC insured depository institution that is subject to the insider lending restrictions of the Federal Reserve Act. All loans to our directors and officers comply with the Federal Reserve Act and the Federal Reserve Board’s Regulation O and, therefore, are excepted from the prohibitions of Section 402.

PROPOSAL 2 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee requests that shareholders ratify the Audit Committee’s selection of Clark, Schaefer, Hackett & Co. to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011. Representatives of Clark, Schaefer, Hackett & Co. will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to questions by shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF CLARK, SCHAEFER, HACKETT & CO. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Independent Registered Public Accounting Firm Fees

The following table sets forth the aggregate fees billed to us (or Cheviot Savings Bank) for the years ended December 31, 2010 and 2009 by Clark, Schaefer, Hackett & Co.

	2010	2009
Audit Fees	$57,825	$58,400
Audit Related Fees	34,225	25,530
Tax Fees	14,100	15,330
All Other Fees	7,540	6,500
	$113,690	$105,760

Audit Fees consist of the aggregate fees billed for each of the last two fiscal years for professional services rendered by our principal accountant for the audit of our annual financial statements and review of financial statements included in our Form 10-Q or services that are normally provided by our accountant in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category includes fees related to audit and attest services not required by statute or regulations, acquisitions and investments, and consultations concerning financial accounting and reporting standards.

Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, return preparation, tax audits and customs and duties.

All Other Fees. During 2010 and 2009 no fees were billed for products and services provided by the principal accountant, other than the services reported above.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Clark, Schaefer, Hackett & Co. and has concluded that it is.

Pre-approval Policies and Procedures. In accordance with rules adopted by the SEC in order to implement requirements of the Sarbanes-Oxley Act of 2002 and the Audit Committee’s charter, all audit and audit-related services and all permitted non-audit work performed by the independent registered public accounting firm, Clark, Schaefer, Hackett & Co., must be pre-approved by the Audit Committee, including the proposed fees for such work. The Audit Committee has adopted policies and procedures pursuant to which audit, audit-related and tax services, and all permissible non-audit services, are pre-approved, and is informed of each service actually rendered that was approved through its pre-approval process.  The Audit Committee pre-approved 100% of the audit related fees and tax fees described above during the fiscal years ended December 31, 2010 and 2009.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Directors, executive officers and greater than 10% shareholders are required by regulations of the SEC to furnish us with copies of all Section 16(a) reports they file. Such reports are filed on Forms 3, 4 and 5 under the Exchange Act. Based solely on our review of the copies of such forms received by us, we believe that during the year ended December 31, 2010, all such persons complied on a timely basis with the filing requirements of Section 16(a).

Shareholder Proposals for Next Year’s Annual Meeting

Shareholder proposals intended for inclusion in next year’s Proxy Statement should be sent to the Executive Secretary, Cheviot Financial Corp., 3723 Glenmore Avenue, Cheviot, Ohio 45211 and must be received by November 23, 2011. Any such proposal must comply with Rule 14a-8 promulgated by the SEC pursuant to the Exchange Act. Any shareholder who intends to propose any other matter to be acted upon at the 2012 annual meeting of shareholders without inclusion of such proposal in the Company’s proxy statement must inform the company no later than 30 days prior to our 2012 annual meeting date. If notice is not provided by that date, the persons named in our proxy for the 2012 annual meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the proxy statement for the 2012 annual meeting. All shareholder proposals and notices must also meet all requirements set forth in our Charter and Bylaws.

Other Matters to Come Before the Meeting

At the time this Proxy Statement was released for distribution on March 16, 2011, we knew of no other matters that might be presented for action at the meeting. If any other matters properly come before the meeting, it is intended that the voting shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons voting them.

Miscellaneous/Financial Statements

We will bear the cost of solicitation of proxies.  We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy materials to the beneficial owners of our common stock.  In addition to solicitations by mail, our directors, officers and regular employees may solicit proxies personally or by telegraph or telephone without additional compensation.

Annual Report to Shareholders

Our Annual Report to Shareholders for the year ended December 31, 2010, has been made available to shareholders concurrently with this Proxy Statement, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy solicitation materials. If you would like a copy of the Annual Report to Shareholders or a copy of our Form 10-K that has been filed with the SEC, including financial statements and schedules, please write to Kimberly Siener, Investor Relations, Cheviot Financial Corp., 3723 Glenmore Avenue, Cheviot, Ohio 45211, and we will send copies of each to you free of charge. The exhibits to the Form 10-K will be furnished for a fee that is reasonably related to our cost of furnishing such items. You may also make such a request by email to fulfillment@rtco.com and by inserting your Shareholder Control Number in the subject line.

Proxy Statements for Shareholders Sharing the Same Household Mailing Address

If shareholders residing at the same household mailing address are currently receiving multiple copies of our communications but would like to receive only one in the future, please send written notice to The Registrar and Transfer Company at the below address. In the written notice please indicate the names of all accounts in your household and The Registrar and Transfer Company will forward the appropriate forms for completion.

The Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey  07016-3506

Any shareholders participating in the householding program will, however, continue to receive a separate notice card or voting instruction card for each account.

Shareholder Communications with the Board of Directors

Shareholders who wish to communicate with the Board, specified individual directors and non-management directors should send any communications to the Executive Secretary, Cheviot Financial Corp., 3723 Glenmore Avenue, Cheviot, Ohio 45211 and identify the intended recipient. All communications addressed will be forwarded to the identified person or persons.

By Order of the Board of Directors

/s/ James E. Williamson
Executive Secretary

March 16, 2011

REVOCABLE PROXY

CHEVIOT FINANCIAL CORP.
ANNUAL MEETING OF SHAREHOLDERS

April 26, 2011

  The undersigned hereby appoints the official proxy committee consisting of the Board of Directors of Cheviot Financial Corp. (the “Company”) with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders (“Annual Meeting”) to be held at the Company’s main office at 3723 Glenmore Avenue, Cheviot, Ohio 45211, on April 26, 2011, at 3:00 p.m., Eastern Daylight Savings Time.  The official proxy committee is authorized to cast all votes to which the undersigned is entitled as follows:

		FOR	WITHHOLD	FOR ALL EXCEPT

1.
The election as Directors of the nominees listed below each to serve for a three-year term.

John T. Smith
Robert L. Thomas

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

		☐	☐	☐
		FOR	AGAINST	ABSTAIN

2.	The ratification of the appointment of Clark, Schaefer, Hackett & Co. as the Company’s independent registered public accounting firm for the year ending December 31, 2011.	☐	☐	☐

  The Board of Directors recommends a vote “FOR” each of the listed proposals.

  THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEE STATED ABOVE.  IF ANY OTHER BUSINESS IS PRESENTED AT SUCH ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THE MAJORITY OF THE BOARD OF DIRECTORS.  AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.  THE PROXY HOLDERS MAY EXERCISE DISCRETIONARY AUTHORITY WITH RESPECT TO MATTERS INCIDENT TO THE ANNUAL MEETING.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Shareholders, or by the filing of a later proxy prior to a vote being taken on a particular proposal at the Annual Meeting.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of notice of the Annual Meeting, a proxy statement dated March 16, 2011 and audited financial statements.

Dated:	☐ Check Box if You Plan
to Attend Annual Meeting

PRINT NAME OF SHAREHOLDER	PRINT NAME OF SHAREHOLDER

SIGNATURE OF SHAREHOLDER	SIGNATURE OF SHAREHOLDER

Please sign exactly as your name appears on this card.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.

Please complete and date this proxy and return it promptly
in the enclosed postage-prepaid envelope.